Exhibit 3.1
ARTICLES OF INCORPORATION
OF
HEARTLAND EXPRESS, INC.
(as amended)

FIRST: The name of the corporation (herein referred to as the “Corporation”) is Heartland Express, Inc.

SECOND: The Corporation's principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of its registered agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Washoe County, Nevada 89501.

THIRD: The purpose of the Corporation is:

To engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Nevada General Corporation Law.

FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares, of which Three Hundred Ninety-Five Million (395,000,000) shares, par value One Cent ($.01) per share, shall be of a class designated "Common Stock," and Five Million (5,000,000) shares, par value One Cent ($.01) per share, shall be of a class designated "Preferred Stock." The par value of all common stock shares outstanding on the date of filing this Certificate of Amendment shall be decreased to One Cent ($.01) per share without any change in the number of outstanding shares.

The designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the above classes of capital stock shall be as follows:

A.	Preferred Stock.

(1)Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

(2)    Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including the following:

(a)    The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(b)    The rate of dividends, if any, on the shares of that series, whether dividends shall be noncumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

(c)    Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;

(d)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

(e)    The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

(f)    Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class or any other series and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method (if any) of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

(g)    Whether the issuance of any additional shares of such series, or of shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

(h)    Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Nevada.

(3)Payment of dividends shall be as follows:

(a)    The holders of any series of Preferred Stock, in preference to the holders of the Common Stock and the holders of any junior-ranking series of Preferred Stock, shall be entitled to receive, as and when declared by the Board of Directors out of funds legally available therefor, dividends in cash, property or rights, or in shares of the Corporation's capital stock, at the rate for such series fixed in accordance with the provisions of paragraph A(2)(b) of this Article FOURTH.

(b)    No dividend shall be paid upon, or declared or set aside for, any series of Preferred Stock with respect to any dividend period unless (i) all dividends on all senior-ranking series of Preferred Stock shall, for the same dividend period, and for all past dividend periods (to the extent the dividends on such senior-ranking series of Preferred Stock are cumulative), have been fully paid or declared and provided for, and (ii) at the same time a like proportionate dividend with respect to the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and provided for, all equally-ranking series of Preferred Stock.

(c)    So long as any shares of any series of Preferred Stock shall be outstanding, in no event shall any dividend, whether in cash, property (excluding shares of Common Stock of the Corporation) or rights, be paid upon, or declared and provided for, nor shall any distribution be made, on the outstanding shares of Common Stock, unless all dividends on all cumulative series of Preferred Stock with respect to all past dividend periods and unless all dividends on all series of Preferred Stock for the then current dividend period shall have been paid upon, or declared and provided for, and unless the Corporation shall not be in default under any of its obligations with respect to any sinking fund for any series of Preferred Stock. The foregoing provisions of this paragraph (c) shall not, however, in any way prohibit or limit the Corporation from making a dividend or other distribution of shares of Common Stock on the outstanding shares of Common Stock.

(d)    No dividends shall be deemed to have accrued on any share of any series of Preferred Stock with respect to any period prior to the date of the original issuance of such share or the dividend payment date immediately preceding or following such date of original issue, except as may otherwise be provided in the resolution or resolutions of the Board of Directors creating such series. Accruals of dividends shall not bear interest.

(4)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the shares of any series of Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation (whether capital or surplus), but only in accordance with the preferences, if any, provided for such series, before any distribution or payment shall be made to the holders of the Common Stock and the holders of any junior-ranking series of Preferred Stock, the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holders of such shares on such voluntary or involuntary liquidation, dissolution or winding-up, as the case may be. If such payment shall have been made in full to the holders of all outstanding Preferred Stock of all series, or duly provided for, the remaining net assets of the Corporation shall be available for distribution to the holders of the Common Stock to the extent the Board of Directors shall determine as provided for in paragraph B(2) of this Article FOURTH. If, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the net assets of the Corporation available for distribution among the holders of any one or more series of the Preferred Stock which (i) are entitled to a preference over the holders of the Common Stock upon such voluntary or involuntary liquidation, dissolution or winding-up, and (ii) rank equally in connection therewith, shall be insufficient to make payment in full of the preferential amount to which the holders of such series shall be entitled, then such assets shall be distributed among the holders of each such series of the Preferred Stock ratably according to the respective amounts to which they would be entitled in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Neither the consolidation nor merger of the Corporation, nor the sale, lease or conveyance (whether for cash, securities or other property) of all or part of its assets, shall be deemed a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation within the meaning of the foregoing provisions.

(5)    The shares of Preferred Stock shall have no voting power or voting rights with respect to any matter whatsoever, except as may be otherwise required by law or may be provided in the resolution or resolutions of the Board of Directors creating the series of which such shares are a part.

B.	Common Stock.

(1)After the requirements with respect to preferential dividends, if any, on any series of Preferred Stock (fixed pursuant to paragraph A(2)(b) and as further provided for in paragraph A(3), both of this Article FOURTH) shall have been met, and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any series of Preferred Stock (fixed pursuant to paragraph A(2)(d) of this Article FOURTH), then, and not otherwise, the holders of Common Stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

(2)After distribution in full of the preferential amount, if any (fixed pursuant to paragraph A(2)(e) and as further provided for in paragraph A(4), both of this Article FOURTH), to the distributed to the holders of any series of Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive such of the remaining assets of the Corporation of whatever kind available for distribution to the extent the Board of Directors shall determine.

(3)Except as may be otherwise required by law or by these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of such stock held by him on all matters voted upon by the Stockholders.

C.	Preemptive Rights.

No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation.

FIFTH: The governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation, provided that the number of directors shall not be reduced to less than three (3), except that in cases where all the shares of the Corporation are owned beneficially and of record by either one or two shareholders, the number of directors may be less than three (3) but not less than the number of shareholders.

The initial number of shareholders shall be one (1).

The names and post office address of the first Board of Directors, which shall be one (1) in number, is as follows:

NAME         POST OFFICE ADDRESS

Russell Gerdin    2777 Heartland Drive
Coralville, Iowa 52241

SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

SEVENTH: The name and post office address of the sole incorporator signing these Articles of Incorporation is: Brian K. Ridenour, P. O. Box 82028, 500 The Atrium, 1200 “N” Street, Lincoln, Nebraska 68501.

EIGHTH: The Corporation is to have perpetual existence.

NINTH: The Corporation shall indemnify those persons determined to be entitled to indemnification, as hereinafter provided, in the manner and under the circumstances described in this Article NINTH.

A.	Permissive Indemnification.

(1)    Subject to the case by case determination required to be made under paragraph A(3) hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(2)    Subject to the case by case determination required to be made under paragraph A(3) hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, but no indemnification shall be made under this paragraph A(2) in respect to any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)    Any indemnification under paragraphs A(1) and A(2), unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs A(1) and A(2). Such determination shall be made:

(a)By the stockholders;

(b)By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit or proceeding;

(c)If such a quorum of disinterested directors so orders, by independent legal counsel in a written opinion; or

(d)If such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

B.	Mandatory Indemnification.

To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs A(1) and A(2), or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with such defense.

C.	Advancement of Expenses.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article NINTH.

D.	Other Rights.

The indemnification provided by this Article NINTH does not exclude any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification provided by this Article NINTH shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

E.	Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article NINTH.

TENTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the Nevada General Corporation Law or other statutes or laws of the State of Nevada, the Board of Directors is expressly authorized:

A.Subject to the Bylaws, if any, adopted by the shareholders, to make, amend, alter or repeal the Bylaws of the Corporation;

B.To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and

C.To set apart out of any funds of the Corporation available for dividends, a reserved or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created.

ELEVENTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon shareholders or directors are granted subject to this reservation.